                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  _____________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                          (Amendment No. ___________)/1/



                           New Skies Satellites, N.V.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   648723 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 October 4, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[ ]   Rule 13d-1(c)

[X]   Rule 13d-1(d)


-------------------

/1/   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

===============================================================================
   CUSIP NO.  648723 10 4              13G                 Page  1  of  10
              -----------                                       ---    ----
------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Lockheed Martin Corporation     I.D. No. 52-1893632
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Maryland
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            18,610,660
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             NONE
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
    REPORTING
                          18,610,660
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          NONE
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      18,610,660
------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.27%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
------------------------------------------------------------------------------

===============================================================================
   CUSIP NO.  648723 10 4              13G                 Page  2  of  10
              -----------                                       ---    ----
------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Lockheed Martin Global Telecommunications, LLC
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            18,610,660
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             NONE
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
    REPORTING
                          18,610,660
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          NONE
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      18,610,660
------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.27%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      OO
------------------------------------------------------------------------------

===============================================================================
   CUSIP NO.  648723 10 4              13G                 Page  3  of  10
              -----------                                       ---    ----
------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      COMSAT Corporation
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      District of Columbia
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            18,610,660
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             NONE
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
    REPORTING
                          18,610,660
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          NONE
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      18,610,660
------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.27%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
------------------------------------------------------------------------------

===============================================================================
   CUSIP NO.  648723 10 4              13G                 Page  4  of  10
              -----------                                       ---    ----
------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      COMSAT General Corporation
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            84,400
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             NONE
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
    REPORTING
                          84,400
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          NONE
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      84,400
------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.07%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
------------------------------------------------------------------------------

===============================================================================
   CUSIP NO.  648723 10 4              13G                 Page  5  of  10
              -----------                                       ---    ----
------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      COMSAT International, Inc.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            355,520
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             NONE
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
    REPORTING
                          355,520
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          NONE
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      355,520
------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.27%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
------------------------------------------------------------------------------

===============================================================================
   CUSIP NO.  648723 10 4              13G                 Page  6  of  10
              -----------                                       ---    ----
------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      COMSAT Argentina, S.A.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Argentina
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            355,520
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             NONE
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER
    REPORTING
                          355,520
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          NONE
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      355,520
------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.27%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO
------------------------------------------------------------------------------

Item 1(a).   Name of Issuer

             New Skies Satellites, N.V.
             -------------------------------------------------------------------

Item 2(b).   Address of Issuer's Principal Executive Offices

             Rooseveltplantsoen 4, 2517 KR, The Hague, The Netherlands
             -------------------------------------------------------------------

Item 2(a).   Name of Person Filing

             Lockheed Martin Corporation, Lockheed Martin Global
             Telecommunications, LLC, COMSAT Corporation, COMSAT General Corporation, COMSAT International, Inc. and COMSAT Argentina, S. A.
             -------------------------------------------------------------------

Item 2(b).   Address of Principal Business Office or, if none, Residence

             6801 Rockledge Drive, Bethesda, MD 20817
             -------------------------------------------------------------------

Item 2(c).   Citizenship

             Lockheed Martin Corporation (Maryland), Lockheed Martin Global Telecommunications, LLC (Delaware), COMSAT Corporation (District of Columbia), COMSAT General Corporation (Delaware), COMSAT International, Inc. (Delaware) and COMSAT Argentina, S. A. (Argentina)
             -------------------------------------------------------------------

Item 2(d).   Title of Class of Securities

             Common Stock
             -------------------------------------------------------------------

Item 2(e).   CUSIP Number

             648723 10 4
             -------------------------------------------------------------------

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

             Not Applicable
             -------------------------------------------------------------------


Item 4. Ownership.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount beneficially owned:
             Lockheed Martin Corporation                         18,610,660
             Lockheed Martin Global Telecommunications, LLC      18,610,660
             COMSAT Corporation                                  18,610,660
             COMSAT General Corporation                              84,400
             COMSAT International, Inc.                             355,520
             COMSAT Argentina S.A.                                  355,520


                               Page 7 of 10 Pages

        (b)  Percent of class:
             The percentages are calculated based upon 130,405,780 shares of Common Stock believed to be outstanding.

             Lockheed Martin Corporation                              14.27%
             Lockheed Martin Global Telecommunications, LLC           14.27%
             COMSAT Corporation                                       14.27%
             COMSAT General Corporation                                0.07%
             COMSAT International, Inc.                                0.27%
             COMSAT Argentina S.A.                                     0.27%

        (c)  Number of shares as to which such person has:
             (i)  Sole power to vote or to direct the vote:

             Lockheed Martin Corporation                         18,610,660
             Lockheed Martin Global Telecommunications, LLC      18,610,660
             COMSAT Corporation                                  18,610,660
             COMSAT General Corporation                              84,400
             COMSAT International, Inc.                             355,520
             COMSAT Argentina S.A.                                  355,520

             (ii) Shared power to vote or to direct the vote:          NONE

             (iii) Sole power to dispose or to direct the
                   disposition of:
             Lockheed Martin Corporation                         18,610,660
             Lockheed Martin Global Telecommunications, LLC      18,610,660
             COMSAT Corporation                                  18,610,660
             COMSAT General Corporation                              84,400
             COMSAT International, Inc.                             355,520
             COMSAT Argentina S.A.                                  355,520

             (iv) Shared power to dispose or to direct the
                  disposition of:                                      NONE



Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable.
             -------------------------------------------------------------------

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.
             -------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.
             -------------------------------------------------------------------


                               Page 8 of 10 Pages

Item 8.      Identification and Classification of Members of the Group:

             Lockheed Martin Global Telecommunications, LLC is a wholly owned subsidiary of Lockheed Martin Corporation.

             COMSAT Corporation is a wholly owned subsidiary of Lockheed Martin Global Telecommunications, LLC.

             COMSAT General Corporation is a wholly owned subsidiary of COMSAT Corporation.

             COMSAT International, Inc. is a wholly owned subsidiary of COMSAT Corporation.

             COMSAT Argentina, S.A. is a wholly owned subsidiary of COMSAT International, Inc.

Item 9.      Notice of Dissolution of a Group.

             Not applicable.
             -------------------------------------------------------------------

Item 10.     Certification.

             Not applicable.
             -------------------------------------------------------------------


                               Page 9 of 10 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 14, 2001
                                         ----------------------------------
                                                       (Date)

                                               /s/  John V. Sponyoe
                                         ----------------------------------
                                                     (Signature)

                                         John V. Sponyoe, Vice President
                                         Lockheed Martin Corporation
                                         ----------------------------------
                                                    (Name/Title)


                                                 February 14, 2001
                                         ----------------------------------
                                                      (Date)

                                               /s/  John V. Sponyoe
                                         ----------------------------------
                                                   (Signature)

                                         John V. Sponyoe, President
                                         Lockheed Martin Global
                                         Telecommunications, LLC
                                         COMSAT Corporation
                                         ----------------------------------
                                                   (Name/Title)


                                                 February 14, 2001
                                         ----------------------------------
                                                       (Date)

                                              /s/  John Klingehoeffer
                                         ----------------------------------
                                                    (Signature)

                                         John Klingelhoeffer, President
                                         COMSAT General Corporation
                                         ----------------------------------
                                                   (Name/Title)


                                                February 14, 2001
                                         ----------------------------------
                                                     (Date)

                                              /s/  James J. Welch
                                         ----------------------------------
                                                   (Signature)

                                         James J. Welch, President
                                         COMSAT International, Inc.
                                         COMSAT Argentina, S.A.
                                         ----------------------------------
                                                   (Name/Title)



                              Page 10 of 10 Pages